Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 1986 Equity Incentive Plan (as amended and restated) of Actel Corporation of our reports dated March 15, 2010, with respect to the consolidated financial statements and schedule of Actel Corporation and the effectiveness of internal control over financial reporting of Actel Corporation included in its Annual Report (Form 10-K) for the fiscal year ended January 3, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst and Young LLP
Palo Alto, California
August 13, 2010